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                                                                       EXHIBIT 5





                                  May 15, 1997



GATX Corporation
500 West Monroe Street
Chicago, Illinois  60661-3676

         Re:     Common Stock, $0.625 par value per share

Ladies and Gentlemen:

         We have acted as counsel to GATX Corporation, a New York corporation (the "Company"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the underwritten standby public offering of up to 3,897,477 shares of the Company's Common Stock, $0.625 par
value per share (the "Common Stock").   We have also participated in the
preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") relating to such shares of Common Stock. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that, upon completion of the Corporate Proceedings, the Common Stock will have been duly authorized for issuance and, when the Common Stock is delivered in accordance with the Standby Agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement and the Corporate Proceedings, it will be validly issued, fully paid and non-assessable by the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions."

                                        Very truly yours,

                                        MAYER, BROWN & PLATT

                                        /s/Mayer, Brown & Platt